Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of this [7th] day of September, 2006 between Xethanol Corporation (the "Company") and Thomas Endres (the "Executive").

WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Executive as the Company’s Senior Vice President - Operations and to set forth certain additional agreements between the Executive and the Company.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1. Employment Period.

The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Agreement during a term of eighteen (18) months (the "Employment Period") commencing as of the date first above written (the "Commencement Date") and ending on March [6], 2008 (the "Expiration Date", and the period of time described in this Section 1 being the "Term").

2. Duties and Status.

The Company hereby engages the Executive as the Senior Vice President - Operations of the Company, or in such other capacity as the Board of Directors of the Company shall determine, in its sole discretion, on the terms and conditions set forth in this Agreement. During the Employment Period, the Executive shall exercise such authority, perform such duties and functions and discharge such responsibilities as are reasonably associated with the Executive's position, commensurate with the authority vested in the Executive by the Company’s President and Board of Directors and consistent with this Agreement and the Bylaws of the Company. During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business of the Company. Notwithstanding the foregoing, the Executive may make and manage passive personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board of Directors, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder.

3. Compensation and Benefits.

(a)  Salary. During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $150,000 per annum, payable in arrears not less frequently than monthly and in accordance with the normal payroll practices of the Company.

(b)  Equity Participation.

(i)  Effective on the Commencement Date, the Company shall grant the Executive an option to acquire 30,000 shares of its $.001 par value common stock at the closing price of such Common Stock on the Commencement Date. Such options shall be for a 10-year term and shall otherwise be on the terms and subject to the conditions that are contained in the Company’s 2005 Incentive Compensation Plan (the “Plan”). Such options shall vest on the earliest of (a) December 31, 2006, if Executive is then employed by the Company, (b) the date on which Executive’s employment with the Company is terminated by the Company other than for “cause”, as such term is defined in Section 4.1(a) or (c) the date on which Executive terminates his employment with the Company for “good reason” as such term is defined in Section 4.1(b). If Executive’s employment with the Company is terminated before December 31, 2006 by the Company for “cause” or by Executive without “good reason”, such option shall not vest.

(ii) In addition to the options described in the foregoing clause (i), the Board of Directors in its sole discretion may determine to grant the Executive additional awards under the Plan and/or under any other stock option or equity based incentive compensation plan or arrangement adopted by the Company during the Employment Period for which the Company's senior executives are eligible. The level of the Executive's participation in any such plan or arrangement, if any, shall be determined by the Board of Directors in its sole discretion. Without limiting the foregoing, the Company’s Board of Directors shall consider granting Executive additional stock options pursuant to the Plan on the later of January 1, 2007 or the date that is 60 days after the commencement of employment of a person designated as the Company’s Chief Executive Officer (other than its present acting Chief Executive Officer); provided that the Company shall have no obligation to grant any such additional options.

(iii)  To the greatest extent permissible in accordance with applicable IRS regulations, options to acquire Company stock which may be granted to the Executive shall be in the form of qualified options. Any options which cannot be granted in the form of qualified options will be granted to the Executive as non-qualified options.

(c)  Other Benefits. During the Employment Period, the Executive shall be entitled, at his option, to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company. Such participation shall be subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, the Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company. Such fringe benefits shall include, but not be limited to, four (4) weeks of vacation pay per year, to be used in accordance with the Company's vacation pay policy for senior executives.

(d)  Business Expenses. During the Employment Period, the Company shall promptly reimburse the Executive for all appropriately documented, reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, in accordance with the Company's policies as then in effect.

4. Termination of Employment.

(a)  Termination for Cause. The Company may terminate the Executive's employment hereunder for cause. For purposes of this Agreement and subject to the Executive's opportunity to cure as provided in Section 4(c) hereof, the Company shall have "cause" to terminate the Executive's employment hereunder if such termination shall be the result of the Executive's:

(i) willfully engaging in conduct which is materially injurious to the Company;

(ii) willful fraud or material dishonesty in connection with his performance hereunder;

(iii) deliberate or intentional failure to substantially perform his duties hereunder that results in material harm to the Company;

(iv) the conviction for, or plea of nolo contendere to a charge of, commission of a felony; or

(v) the continuous and habitual failure by the Executive to substantially perform his duties under this Agreement.

(b)  Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Company for "good reason". For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, the Executive shall have "good reason" to terminate his employment hereunder in the following cases:

(i) a breach by the Company of the compensation and benefits provisions set forth in Section 3 hereof;

(ii) a material breach by the Company of any of the terms of this Agreement, other than as specifically provided herein; or

(iii) the relocation of Executive's principal place of business at the request of the Company beyond 50 miles from its current location

The Company shall have the right to change or diminish Executive's duties, responsibilities or title, and no such action shall constitute grounds for the Executive to terminate his employment with the Company for "good reason".

(c)  Notice and Opportunity to Cure. Notwithstanding the foregoing, except in the situations described in sections 4(a)(i) through 4(a)(iv), the Company may not terminate the Executive's employment for "cause" and the Executive may not terminate his employment for "good reason" unless (i) the party seeking to terminate the Executive's employment shall have first provided the other party with written notice of the intended termination and the reason for such termination ("breach") and (ii) if such breach is susceptible of cure or remedy, a period of twenty (20) days shall have elapsed between the delivery of such notice and the termination of this Agreement without the breaching party having, in the opinion of the party alleging a breach, effectively cured or remedied such breach.

(d)  Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Board of Directors if the Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (i) six or more consecutive months from the first date of the Executive's absence due to the disability or (ii) nine months during any twelve-month period (a "Permanent and Total Disability"). If the Employment Period is terminated by reason of Permanent and Total Disability of the Executive, the Company shall give 30 days' advance written notice to that effect to the Executive.

5. Consequences of Termination.

(a)  Without Cause or for Good Reason. In the event of a termination of the Executive's employment during the Employment Period (i) by the Company other than for "cause" (as provided for in Section 4(a) hereof), (ii) by the Executive for "good reason" (as provided for in Section 4(b) hereof) or (iii) due to death or disability (as provided for in Section 4(d) hereof) the Company shall pay the Executive and provide him with the following:

(i) Salary. The Executive's then current base salary payable for the remainder of the Employment Period, in accordance with the timetable and schedule contemplated for such payments, as though such termination had not occurred.

(ii) Equity. Any existing stock options or other similar awards outstanding at the date of termination shall immediately vest and will, in all other respects, continue to be governed by, and continued in accordance with, their applicable plan and grant documents.

(iii)  Other Benefits. Continued coverage under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as the Executive was entitled to participate immediately prior to such termination for the remainder of the Employment Period; provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. If Executive is covered under substitute benefit plans of another employer prior to the expiration of the Employment Period, the Company will no longer be required to continue the respective coverage described in this Section 5(a)(iii).

(b)  Other Termination of Employment. In the event that the Executive's employment with the Company is terminated during the Employment Period (i) by the Company for "cause" (as provided for in Section 4(a) hereof),or (ii) by the Executive other than for "good reason" (as provided for in Section 4(b) hereof), the Company shall pay the Executive (or his legal representative) any earned but unpaid salary through the Executive's final date of employment with the Company, and the Company shall have no further obligations to the Executive.

(c)  Withholding of Taxes. All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, social security, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(d)  No Other Obligations. The benefits payable to the Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination the Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to the Executive upon his termination of employment.

(e)  No Mitigation or Offset. The Executive shall be required to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be offset by the Executive with respect to the payments or benefits set forth in this Section 5 and compensation received by virtue of such substitute employment or other activity.

6. Indemnity.

The Company shall, to the fullest extent permitted by law and by its Certificate of Incorporation and Bylaws, indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing his duties pursuant to this Agreement.

7. Notices.

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Executive:

Lt. Col. Thomas Endres
1 Howland Road
Garrison, NY 10524

If to the Company:

Xethanol Corporation
1185 Avenue of the Americas, 20th Floor
New York, NY 10036
Attn: President

Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

8 Arbitration.

Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the State of New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Except in the case of disputes or controversies arising from circumstances described in sections 4(a)(i) through 4(a)(iv) of this Agreement, the Company shall bear the expense of any such arbitration proceeding and shall reimburse the Executive, regardless of the outcome, for all of his reasonable costs and expenses relating to such arbitration proceeding, including, without limitation, reasonable attorneys' fees and expenses.

9. Waiver of Breach.

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

10. Non-Assignment; Successors.

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that the parties hereto hereby agree in advance that (i) this Agreement may be assigned to, and shall inure to the benefit of and be binding upon, the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments which may become due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

11. Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

14. Survivability.

Any covenant or agreement of the parties which by its term contemplates performance after the Expiration of this Agreement shall survive and remain in full force and effect notwithstanding the fact that the Employment Period has lapsed or that this Agreement or Executive's employment hereunder, has been terminated.

15. Entire Agreement.

This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE:

/s/ Thomas Endres
Name:	Thomas Endres

Xethanol Corporation

By:	/s/ Louis Bernstein
Name:	Louis Bernstein
Title:	President and Chief Executive Officer